SCHEDULE A

Amended as of November 20, 2018

to the

EXPENSE LIMITATION AGREEMENT

dated July 17, 2017 between

THE ADVISORS’ INNER CIRCLE FUND III

and

Investec Asset Management North America, Inc.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Investec Global Franchise Fund	I Shares	0.85%	February 28, 2019
	A Shares	0.85%	February 28, 2019
Investec Global Franchise Fund	I Shares	1.00%	February 28, 2020
	A Shares	1.00%	February 28, 2020
Investec Emerging Markets Equity Fund	I Shares	0.85%	February 28, 2020
	A Shares	0.85%	February 28, 2020

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III		INVESTEC ASSET MANAGEMENT NORTH AMERICA, INC.

By:	/s/ James Bernstein	By:	/s/ Dana A. Troetel
Name:	James Bernstein	Name:	Dana A. Troetel
Title:	Vice President & Assistant Secretary	Title:	Head of Legal, Americas

		By:	/s/ Andre Van Heerden
		Name:	Andre Van Heerden
		Title:	Business Manager, North America